                                                                                             PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                                                                                                                                                                                                                           www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                    Contact:  Mark F. Bradley
June 4, 2007                                                                                                                                                     President and CEO
                                                          (740) 373-3155

PEOPLES BANK TO EXPAND INTO ZANESVILLE, OHIO
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MARIETTA, Ohio– Peoples Bank, National Association (“Peoples Bank”), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO) today announced plans to open a full-service banking location in Zanesville, Ohio.  Peoples Bank has also hired Carl R. Raines as Senior Vice President, Regional Manager, Muskingum County market.
“The Zanesville area is growing economically and we believe Peoples Bank can satisfy some of the demand for financial services,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. and Peoples Bank.  “Considering our current full-service offices in neighboring Guernsey and Morgan Counties, we believe it is the right time to expand into Zanesville with a new office and the addition of well-known banker Carl Raines.”
Raines will join Peoples Bank and manage the Zanesville operations, overseeing the sales and service process.  He has 15 years of banking experience in the local market, specializing in commercial financial services.  Most recently, Raines was the President and CEO of North Valley Bank, based in Zanesville with three offices and total assets of $134 million.
“One of our strategic goals is to grow Peoples Bank in more economically dynamic markets, and Muskingum County is one of the areas at the top of our list,” continued Bradley.  “Carl’s entrepreneurial spirit, community presence and dedication to customer service are keys to our expansion plans.  Pending regulatory approval, we anticipate opening our new Zanesville office late in the third quarter.”
Raines is a graduate of Muskingum College in New Concord, Ohio, and resides in the Zanesville area with his family.  He serves in various civic organizations, including the Muskingum County Community Foundation, Zanesville Daybreak Rotary, and Zanesville Area Chamber of Commerce.
Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples’ financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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